North Central Bancshares, Inc.
David M. Bradley
515-576-7531
Distribution:  Iowa Newsline
March 17, 2009

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES REVISED ANNUAL RESULTS FOR YEAR END 2008

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the “Company”) (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the “Bank”), announced today its revised financial results for the fourth quarter and twelve months ended December 31, 2008.

As described further below, subsequent to the earnings release issued on February 11, 2009, the Company determined that it was necessary to record a non-cash goodwill impairment charge of $4.9 million, or a net after-tax impact of $3.62 per diluted share, and a non-cash increase to its provision for loan losses of $1.6 million, or a net after-tax impact of $0.74 per diluted share.  Giving effect to these changes, the Company reported a revised net loss of $(6.3) million, or $(4.69) per diluted share for the year ended December 31, 2008 and a revised net loss of $(3.4) million, or $(2.52) per diluted share for the fourth quarter of 2008.  The full impact of these charges on the Company’s financial statements and ratios is reflected in the Financial Highlights below.  These charges have no connection to, or impact the utilization of, the capital received from the United States Treasury Department in connection with the issuance of $10.2 million in preferred stock and related warrants through the Capital Purchase Program.

The goodwill impairment charge is a non-cash accounting adjustment to the consolidated statement of financial condition that does not affect the Company’s cash flow or liquidity and has no effect on tangible capital ratios and a negligible impact on the Company’s other regulatory capital ratios.  Following the conclusion of goodwill impairment testing and continuing review and analysis of its goodwill, the Company determined that the impairment of the Company’s entire goodwill balance at December 31, 2008 was necessary.  This impairment charge was primarily due to the rapid deterioration in the financial markets, as well as in the global economic outlook generally, particularly during the period from mid-November through year end 2008 as well as the decline in the Company’s stock price. The deterioration of the financial markets during this period further weakened the near-term prospects for the financial services industry.

The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank’s portfolio, and other factors related to the collectibility of the Bank’s loan portfolio.  The increased provision for loan losses is a non-cash accounting adjustment to the consolidated statement of income that does not affect the Company’s cash flow or liquidity and impacts the Company’s regulatory capital ratios by approximately 15-20 basis points.  The decision to record an increased provision for loan losses was a result of the Company’s continuing analysis of certain loans following the date of the initial earnings release as well as the increasing concern about declining real estate values and the difficult market conditions created by the weakened economy. The Company remains committed to prudently managing its credit risk during these challenging times and determined that is was prudent to increase the provision for loan losses by $1.6 million at December 31, 2008 to reflect the updated loan portfolio information.

Taking into account the changes described above, the Bank’s capital ratios remain strong and above the levels required to be considered a “well capitalized” financial institution.  See the Selected Financial Ratios included in the Financial Highlights below.

About the Company and the Bank

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation.  The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact:  David M. Bradley, Chairman, President and Chief Executive Officer, 515-576-7531.

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition
(Unaudited) (Dollars in Thousands, except per share and share data)	December 31, 2008	December 31, 2007

Assets
Cash and cash equivalents	$16,282	$12,527
Securities available-for-sale	27,530	16,599
Loans (net of allowance of loan loss of $5,379 and $3,487, respectively)	400,787	446,857
Goodwill	-	4,947
Other assets	28,699	$29,263
Total assets	$473,298	$510,193
Liabilities
Deposits	$350,170	$365,948
Other borrowed funds	82,349	97,379
Other liabilities	5,567	5,889
Total liabilities	438,086	$469,216
Stockholders' equity	35,212	40,977
Total liabilities and stockholders' equity	$473,298	$510,193
Stockholders' equity to total assets	7.44%	8.03%
Book value per share	$26.21	$30.56
Total shares outstanding	1,343,448	1,340,948

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Interest income	$6,748	$7,694	$28,357	$31,119
Interest expense	3,453	4,603	15,317	18,153
Net interest income	3,295	3,091	13,040	12,966
Provision for loan loss	1,960	320	2,240	655
Net interest income after provision for loan loss	1,335	2,771	10,800	12,311
Noninterest income	1,282	2,049	1,001	7,392
Noninterest expense	8,503	3,563	19,437	14,044
Income/(loss) before income taxes	(5,886)	1,257	(7,636)	5,659
Income taxes	(2,513)	339	(1,360)	1,658
Net income/(loss)	$(3,373)	$918	$(6,276)	$4,001

Basic earnings/(loss) per share	$(2.52)	$0.69	$(4.69)	$2.96
Diluted earnings/(loss) per share	$(2.52)	$0.68	$(4.69)	$2.93

Selected Financial Ratios	For the Three Months Ended December 31,		For the Years Ended December 31,

	2008	2007	2008	2007
Performance ratios
Net interest spread	2.79%	2.34%	2.63%	2.39%
Net interest margin	2.98%	2.58%	2.84%	2.65%
Return on average assets	(2.84)%	0.71%	(1.27)%	0.77%
Return on average equity	(33.25)%	8.71%	(15.33)%	9.53%

	December 31, 2008	December 31, 2007
Capital ratios (First Federal Savings Bank of Iowa)
Tangible	7.21%	6.96%
Core	7.21%	6.96%
Risk-based	11.15%	10.27%
*Exceeds Regulatory definition of “well capitalized”